UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                        November 15, 2012

Linkwell Corporation
(Exact name of registrant as specified in its charter)

Florida	000-24977	65-1053546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1104 Jiatang, Jiading District, Shanghai, China	201807
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(86) 21-5566-6258

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes of Control of Registrant.

Prior to the effective date of the reverse stock split described in Item 5.03 of this report, Linkwell Corporation had 119,605,475 shares of common stock and 9,581,973 shares of Series C convertible preferred stock outstanding, which such securities represent our voting securities.  Each share of common stock entitles the holder to one vote and each share of Series C convertible preferred stock entitles the holder to a number of votes equal to the number of shares of our common stock into which such shares would be convertible.  The shares of common stock and Series C convertible preferred stock vote together as a single class on any matter submitted to a vote of our shareholders. The shares of Series C convertible preferred stock were issued in connection with our acquisition of Metamining Nevada, Inc. in March 2012.

Giving effect to the reverse stock split, the number of our issued and outstanding common shares will be reduced to approximately 598,027 shares, subject to rounding.  Prior to the reverse stock split, Metamining, Inc., the holder of 9,000,000 shares of our Series C convertible preferred, controls the voting of approximately 7% of our voting securities.  Metamining, Inc. is a company controlled by Messrs. Song Qiang Chen and Ling Li, members of our Board of Directors.  Following the reverse split, Metamining, Inc. will control the voting of approximately 88% of our voting securities, both through the ownership of the shares of Series C convertible preferred stock or any subsequent conversion of those shares into 9,000,000 shares of our common stock.  As a result, the reverse stock split will result in a change of control of our company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As disclosed in our definitive Information Statement on Schedule 14C, as previously filed with the Securities and Exchange Commission, we have filed Articles of Amendment to our Articles of Incorporation, as amended, to effect a reverse stock split of all of the outstanding shares of our common stock at a ratio of one for two hundred (1:200).  A copy of the Articles of Amendment to our Articles of Incorporation, as amended, is filed as Exhibit 3.10.

The effective date of reverse stock split will be November 16, 2012 and our common stock will be quoted on the OTC Bulletin Board on a post-split basis on that date.  Our CUSIP number will also change to 5357EP207. Our common stock will be quoted under the symbol “LWLLD” for 20 business days, after which time the symbol will revert back to LWLL.

As a result of the reverse stock split, each 200 shares of our common stock issued and outstanding, or held as treasury shares, immediately prior to the effective date of the reverse stock split becomes one share of our common stock on the effective date of the reverse stock split. No fractional shares of common stock will be issued to any shareholder in connection with the reverse stock split and all fractional shares which might otherwise be issuable as a result of the reverse stock split will be rounded up to the nearest whole share.

After the effective date of the reverse stock split, each certificate representing shares of pre-reverse stock split common stock will be deemed to represent 1/200th of a share of our post-reverse stock split common stock, subject to rounding for fractional shares, and the records of our transfer agent, Signature Stock Transfer Inc., will be adjusted to give effect to the reverse stock split. Following the effective date of the reverse stock split, the share certificates representing the pre-reverse stock split common stock will continue to be valid for the appropriate number of shares of post-reverse stock split common stock, adjusted for rounding. Certificates representing shares of the post-reverse stock split will be issued in due course as certificates for pre-reverse stock split common shares are tendered for exchange or transfer to our transfer agent. We request that shareholders do not send in any of their stock certificates at this time.

Item 9.01                   Financial Statements and Exhibits.

(d)           Exhibits

3.10	Articles of Amendment to the Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Linkwell Corporation

Date: November 15, 2012	By: /s/ Xuelian Bian
Xuelian Bian, Chief Executive Officer